Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Randall E. Black, CEO & President
15 South Main Street
Mansfield, PA 16933
570-662-2121
570-662-2365 fax

April 19, 2013

CITIZENS FINANCIAL SERVICES, INC. HOLDS ANNUAL MEETING

Mansfield, Pennsylvania – Citizens Financial Services, Inc. held its annual meeting on April 16, 2013 at the Tioga County Fairgrounds Main Building, 2258 Charleston Road, Wellsboro, Pennsylvania.

At the annual meeting, the following three Class 2 directors were elected to serve for three year terms and until their successors are elected and qualified:  Mark L. Dalton, Thomas E. Freeman, and Rudolph J. van der Hiel.  These three Class 2 directors will serve until the April 2016 annual meeting.

The following corporate directors retained their positions but were not standing for election this year:  Randall E. Black, R. Lowell Coolidge, Rinaldo A. DePaola, Robert W. Chappell, E. Gene Kosa, R. Joseph Landy, and Roger C. Graham, Jr.

Additionally, shareholders voted to ratify the appointment of S.R. Snodgrass, A.C., Certified Public Accountants, as the independent auditor for the Company for the fiscal year ending December 31, 2013.

Mr. Black, Chief Executive Officer and President of Citizens Financial Services, Inc. and First Citizens Community Bank, presented the Company’s 2012 financial performance.  Financial highlights included a five year history on earnings per share, efficiency ratio (for First Citizens Community Bank), return on equity, return on assets, cash dividends paid,12/31 stock price history, and total return performance.  The Company’s performance was strong compared to peer institutions.

Mr. Black spoke about (1) employee additions, (2) a new loan production office in Dallas, PA and the full-service branch construction project in Mill Hall, PA, (3) technology investments, (4) new services and products, (5) the bank’s new name, First Citizens Community Bank, and (6) the valued service to the company provide by all employees and directors.